Exhibit 16.1

July 30, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Securitize Corp. under the section titled “CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT” in its Form S-1 dated July 30, 2026. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of Securitize Corp. contained therein.

Very truly yours,

/s/ Wolf & Company, P.C.